
                                                                                                         Exhibit 12


                                                     SOUTH JERSEY GAS COMPANY
                                 Calculation of Ratio of Earnings from Continuing Operations to Fixed Charges
                                                          (IN THOUSANDS)



                                                                      Fiscal Year Ended December 31,
                                                     ------------------------------------------------------------------
                                     12 Months Ended
                                      March 31, 2005       2004         2003         2002         2001         2000
                                      -------------- ------------------------------------------------------------------

Net Income*                              $33,320          $31,462      $26,608      $23,222       $21,527      $21,855

Income Taxes, Net                         24,411           22,969       19,619       17,372        15,693       16,703

Fixed Charges**                           18,890           18,639       19,868       20,972        23,409       24,255

Capitalized Interest                        (864)            (733)        (564)        (359)         (221)         (24)
                                      -------------   -----------------------------------------------------------------

Total Available for Coverage             $75,757          $72,337      $65,531      $61,207       $60,408      $62,789
                                     ==============   =================================================================


Total Available                             4.0x             3.9x         3.3x         2.9x          2.6x         2.6x
---------------------
Fixed Charges





 *  Net Income before Discontinued Operations

** Fixed charges consist of interest charges and preferred dividend requirement amounting to $135,000 for the 12 months ended March 31, 2005, and fiscal years ended 2004, 2003 and 2002;
     $139,000 in 2001 and $151,000 in 2000 (rentals are not material).
